UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2011

EARTHLINK, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309

(Address of principal executive offices, including zip code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2011, the Leadership and Compensation Committee (the “Compensation Committee”) of the Board of Directors of EarthLink, Inc. (the “Company”) took the following actions:

2010 Named Executive Officer Bonus Payment

In February 2010, the Compensation Committee had adopted a 2010 executive bonus plan with a metric related to Company Adjusted EBITDA performance for 2010.  Based on consistent achievement above plan targets during 2010, management increased guidance each quarter to reflect expectations for continued above plan performance.  Final year results for 2010 exceeded the plan target and the updated guidance for Adjusted EBITDA.  After reviewing the Company’s 2010 results, the Compensation Committee approved a bonus plan payout based on its determination of a final Company achievement of 170.2% of its bonus plan target.  In light of this performance, the Compensation Committee approved cash bonus payments under the Company’s 2010 executive officer bonus plan for the named executive officers as follows: Rolla P. Huff, Chief Executive Officer, $1,361,600; Joseph M. Wetzel, President and Chief Operating Officer, $618,952; Bradley A. Ferguson, Executive Vice President and Chief Financial Officer, $315,001; Kevin F. Brand, Executive Vice President, Consumer Products and Support, $277,589; and Samuel R. DeSimone, Jr., Executive Vice President and General Counsel, $251,045.  (“Adjusted EBITDA” refers to net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition related costs.)

2010 Named Executive Officer Salaries

Taking into account a competitive market review, the Compensation Committee determined to adjust the 2011 base salaries from their respective 2010 base salaries for the named executive officers as follows:  Mr. Huff, $825,000; Mr. Wetzel, $490,700; Mr. Ferguson, $328,000; Mr. Brand, $305,000; and Mr. DeSimone, $302,400.

2011 Named Executive Officer Bonus Plan

The Compensation Committee established the 2011 bonus plan for the first six months of 2011 (the “2011 Bonus Plan”) for the Company’s executive officers.  The 2011 Bonus Plan for the Company’s executive officers is tied to revenue and Adjusted EBITDA with an individual performance factor.  The Compensation Committee determined to adopt a bonus plan for the first six month period due to the current unpredictability of full 2011 financial results since the closing of the significant One Communications Corp. acquisition is expected to occur during the first half of 2011.  Following the closing of this acquisition, the Compensation Committee will adopt a bonus plan for the second half of 2011.

The 2011 Bonus Plan provides for a sliding scale of bonus payouts which, assuming achievement of specified levels of revenue (30% weighting) and Adjusted EBITDA (70% weighting), together with satisfaction of individual performance objectives, range between an initial level (payout of 50% of target), a target level (payout of 100% of target), and a maximum level (payout of 200% of target).

Individual incentive award opportunities will be equal to the product of (i) the target percentage of the individual’s eligible earnings and (ii) the maximum Company performance percentage tied to the Company’s performance in the first half of 2011 in the areas of revenue and Adjusted EBITDA. The final bonus amounts paid, if any, will not exceed the preceding amounts and shall be determined by the Compensation Committee based on the achievements of the Company performance measures and the individual performance factors.

Bonus payouts, if any, to the named executive officers will be determined after June 30, 2011 but will not be paid until February 2012 (assuming continued employment).  Bonus payouts at the 100% target level or below would be in cash and bonus payouts in excess of the 100% target level would be paid in cash, Company common stock or a combination thereof at the discretion of the Board of Directors.  The 2011 Bonus Plan also provides for certain payouts if, prior to the time of payment, the executive officer is terminated other than for cause, death or disability after a change in control or as the result of a position elimination.

Taking into account a competitive market review, the Compensation Committee determined not to adjust the named executive officers’ 2011 target incentive opportunities for Company performance under the 2011 Bonus Plan from their 2010 target incentive opportunities.

2011 Equity Awards

Taking into account a competitive market review, the Compensation Committee granted the 2011 long-term incentive compensation plan equity awards in the form of restricted stock units (“RSUs”) to the named executive officers as follows:  Mr. Huff, 257,143 RSUs; Mr. Wetzel, 90,000 RSUs; Mr. Ferguson, 48,750 RSUs; Mr. Brand, 45,250 RSUs; and Mr. DeSimone, 38,000 RSUs.

Of these RSUs, 50% vest one-third each year on the anniversary of the grant date (assuming continued employment), and 50% are earned based on successful completion of certain Company performance objectives related to the successful integration of acquisitions on established dates during 2011 and 2012, with full vesting on the third anniversary of the grant date (assuming continued employment).  The RSU award provides for accelerated vesting of earned RSUs under certain circumstances after a change in control or position elimination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: February 9, 2011	By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Chief Financial Officer